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                                                                    EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
  Workflow Management, Inc.:


    We consent to the use of our report included herein, with respect to the balance sheet of Hano Document Printers, Inc. as of December 31, 1995 and the related statements of income, stockholders' equity and cash flows for the year then ended. We also consent to the application of such report to the Financial Statement Schedule for the year ended December 31, 1995 listed as Exhibit 99.1 of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to our firm under the heading "Experts" included herein.



KPMG PEAT MARWICK LLP
Norfolk, Virginia
May 15, 1998